Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Luminar Technologies, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock, $0.0001 par value per share	Other	36,000,000(2)	$7.15(3)	$257,400,000.00	$0.0000927	$23,861.00
Total Offering Amounts					$257,400,000.00		$23,861.00
Total Fee Offsets							—
Net Fee Due							$23,861.00
(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (the “Registration Statement”) shall also cover any additional shares of the Class A common stock, $0.0001 par value per share (the “Common Stock”), of Luminar Technologies, Inc. (the “Registrant”) that become issuable with respect to the securities identified in the above table, by reason of any stock dividend, stock splits, reverse stock splits, recapitalizations, reclassifications, mergers, split-ups, reorganizations, consolidations and other capital adjustments effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2) Represents a total of 36,000,000 shares of additional Common Stock reserved for issuance under the Amended and Restated 2020 Equity Incentive Plan (the “2020 Plan”) resulting from an increase of shares of Common Stock available for issuance under the 2020 Plan approved by the Registrant's stockholders on June 7, 2022 at the Annual Meeting of Stockholders.

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act on the basis of $7.15, the average of the high and low prices of a share of Common Stock as reported on The Nasdaq Stock Market LLC on June 16, 2022.